Exhibit 99.5

FOR IMMEDIATE RELEASE
Contact: Fell Herdeg
Telephone: 203-846-2274 x 119
Facsimile: 203-846-1776
fell.herdeg@soundprints.com

TRUDY CORPORATION ANNOUNCES A DEFINITIVE PURCHASE AGREEMENT FOR ACQUISITION BY MMAC, LLC OF SUBSTANTIALLY ALL THE ASSETS OF TRUDY CORPORATION

          Norwalk, Connecticut – December 18, 2009 – Trudy Corporation (OTC:TRDY) announced today that it had entered into a definitive Asset Purchase Agreement whereby Trudy would sell substantially all of its assets to MMAC, LLC, which also would assume certain liabilities of Trudy. Trudy Corporation is a publisher of children’s educational story and novelty books, audiobooks and plush toys, doing business as Soundprints, Studio Mouse and Music for Little People.com and located in Norwalk, Connecticut.

Under the terms of the agreement, MMAC will assume substantially all of the secured and unsecured liabilities of Trudy with the exception of $2.7MM of personal debt owed to the principal shareholder and Chairman of Trudy, William W. Burnham. In consideration of the sale of substantially all of its assets, at Closing, Trudy will receive a note from MMAC to Trudy in the principal amount of $225,000 and an equity interest in MMAC, not to exceed 33%, determined in accordance with the net asset value of Trudy at Closing. In addition, loans from an affiliate of MMAC to Trudy, estimated to be $600,000 at Closing, will be assumed by MMAC at Closing. Substantially simultaneously with the Closing, Trudy will transfer the note and the equity interest in MMAC to William W. Burnham in consideration of the cancellation by Mr. Burnham of the personal debt owed by Trudy to Mr. Burnham, with the exception of up to $50,000 of debt owed to Mr. Burnham which will remain outstanding and which will be repaid to Mr. Burnham one year following the closing if and to the extent Trudy has not spent the $50,000 of cash it will retain at the closing for general corporate purposes.

Holders of Trudy’s common stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC.

MMAC will also enter into a new four year lease with Noreast Management, LLC, a company that is 91% owned by Mr. Burnham, for Trudy’s current headquarters on substantially the same terms as the current lease with Trudy.

Ashley Andersen Zantop, CEO and President of Trudy, Fell Herdeg, CFO, and William W. Burnham, Director of Corporate Development will be retained as employees by MMAC on substantially the same terms as their current employment with Trudy. Mr. Burnham and Ms. Andersen Zantop will join the Board of Directors of MMAC.

Trudy’s senior management intends to recommend to its Board of Directors that, after Closing, Trudy dissolve or enter into a transaction whereby the Trudy corporate shell may be sold. There is no assurance that a sale of the shell can be arranged.

The Asset Purchase Agreement and the transactions contemplated thereby have been approved by an Independent Committee of outside Directors of Trudy, by the Board of Directors of Trudy and by written consent of holders of a majority of the issued and outstanding shares of Common Stock of Trudy. The transaction is, however, subject to compliance with U.S. securities laws, including the preparation and filing with the Securities and Exchange Commission of an Information Statement which will be mailed to all of Trudy’s shareholders for their information, as well as other closing conditions. A closing is expected in February 2010.

About Trudy Corporation

Founded in 1947 as a stuffed toy manufacturer, Trudy Corporation today is a prominent publisher of educational story books, read along audiobooks and plush toy manipulatives under licenses with the Smithsonian Institution, American Veterinary Medical Association and the African Wildlife Foundation. It also holds “edutainment” novelty book and audiobook licenses with Disney Publishing Worldwide, Inc, and Sesame Workshop. The Company’s Soundprints products may be found in school libraries, museums, zoos and aquaria flagged by their many Teacher’s Choice, Parents Choice and Benjamin Franklin Awards. Studio Mouse is the leading publisher of book and audio novelty books distributed in warehouse clubs and the mass market. Over 35% of Studio Mouse and Soundprints products are sold internationally in 35 countries. The Company holds a Disney license in the Spanish language for Spain. Believing that educational manipulatives and an audio component to books are critical to developing reading skills and fostering literacy in schools and home, the Company bought MusicForLittlePeople.Com and the companion direct mail catalog in 2008 to build the Company’s direct to consumer and library business.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB for the year ended March 31, 2009 and Form 10-Q for the three months ended June 30, 2009, as filed with the Securities and Exchange Commission.

Contact Information:

Fell Herdeg 1-800.228.7839 x 119; fell.herdeg@soundprints.com

Web Site: musicforlittlepeople.com; soundprints.com